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Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING FINANCIAL CORPORATION

AND

EMPIRE FEDERAL BANCORP, INC.

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING FINANCIAL CORPORATION AND EMPIRE FEDERAL BANCORP, INC.

TABLE OF CONTENTS

		Page
ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	1
1.4	Conversion of Empire Common Stock	3
1.5	Sterling Common Stock	3
1.6	Options	3
1.7	Articles of Incorporation	3
1.8	Bylaws	3
1.9	Directors and Officers	3
1.10	Tax Consequences	3
1.11	Accounting Treatment	3
ARTICLE II EXCHANGE OF SHARES		4
2.1	Sterling to Make Shares Available	4
2.2	Exchange of Shares; Payment for Options	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EMPIRE		5
3.1	Corporate Organization	5
3.2	Capitalization	6
3.3	Authority; No Violation	7
3.4	Consents and Approvals	9
3.5	Loan Portfolio; Reports	9
3.6	Financial Statements; Exchange Act Filings; Books and Records	10
3.7	Broker's Fees	10
3.8	Absence of Certain Changes or Events	10
3.9	Legal Proceedings	11
3.10	Taxes and Tax Returns	11
3.11	Employee Plans	12
3.12	Certain Contracts	13
3.13	Regulatory Agreements	14
3.14	State Takeover Laws	15
3.15	Environmental Matters	15
3.16	Reserves for Losses	15
3.17	Properties and Assets	15
3.18	Insurance	16
3.19	Compliance with Applicable Laws	26
3.20	Loans	17
3.21	Undisclosed Liabilities	17
3.22	Intellectual Property Rights	18
3.23	Indemnification	18
3.24	Insider Interests	18
3.25	Fairness Opinion	18

i

3.26	Tax and Accounting Treatment of Merger	18
3.27	Empire Information	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STERLING		19
4.1	Corporate Organization	19
4.2	Capitalization	19
4.3	Authority; No Violation	20
4.4	Consents and Approvals	21
4.5	Reports	21
4.6	Financial Statements; Exchange Act Filings; Books and Records	21
4.7	Broker's Fees	22
4.8	Absence of Certain Changes or Events	22
4.9	Legal Proceedings	22
4.10	Taxes and Tax Returns	22
4.11	Employee Plans	23
4.12	Regulatory Agreements	23
4.13	Reserves for Losses	23
4.14	Compliance with Applicable Laws	23
4.15	Tax and Accounting Treatment of Merger	23
4.16	Sterling Information	24
4.17	Undisclosed Liabilities	24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		24
5.1	Covenants of Empire	24
5.2	Covenants of Sterling	27
5.3	Merger Covenants	27
ARTICLE VI ADDITIONAL AGREEMENTS.		28
6.1	Regulatory Matters	28
6.2	Access to Information	29
6.3	Stockholder Meetings	29
6.4	Legal Conditions to Merger	30
6.5	Stock Exchange Listing	30
6.6	Employees	30
6.7	Indemnification	31
6.8	Subsequent Interim and Annual Financial Statements	32
6.9	Additional Agreements	32
6.10	Advice of Changes	32
6.11	Current Information	32
6.12	Execution and Authorization of Institution Merger Agreement	32
6.13	Change in Structure	32
6.14	Transaction Expenses of Empire	33
6.15	Affiliate Agreements	33
ARTICLE VII CONDITIONS PRECEDENT		34
7.1	Conditions to Each Party's Obligation To Effect the Merger	34
7.2	Conditions to Obligations of Sterling	35
7.3	Conditions to Obligations of Empire	35

ii

ARTICLE VIII TERMINATION AND AMENDMENT		36
8.1	Termination	36
8.2	Effect of Termination	37
8.3	Amendment	38
8.4	Extension; Waiver	39
ARTICLE IX GENERAL PROVISIONS		39
9.1	Closing	39
9.2	Nonsurvival of Representations, Warranties and Agreements	39
9.3	Expenses	39
9.4	Notices	39
9.5	Interpretation	39
9.6	Counterparts	40
9.7	Entire Agreement	40
9.8	Governing Law	40
9.9	Enforcement of Agreement	40
9.10	Severability	40
9.11	Publicity	40
9.12	Assignment; Limitation of Benefits	40

EXHIBITS

A	Institution Merger Agreement
B	Empire Disclosure Schedule
C(1)	Certificate of Merger
C(2)	Articles of Merger
D	Form of Agreement of Empire Affiliates
E	Stockholders Agreement

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2002 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and Empire Federal Bancorp, Inc., a Delaware corporation ("Empire").

        WHEREAS, the Boards of Directors of Sterling and Empire have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Empire will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger");

        WHEREAS, prior to the consummation of the Merger, Sterling and Empire will respectively cause Sterling Savings Bank, a Washington State chartered savings and loan association and wholly-owned subsidiary of Sterling, and Empire Bank ("Empire Bank"), a federal stock savings bank and wholly-owned subsidiary of Empire, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of Empire Bank with and into Sterling Savings Bank, with Sterling Savings Bank, a Washington State-chartered savings and loan association, being the "Surviving Institution" of the Institution Merger;

        WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    THE MERGER.

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Empire shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Empire shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

        1.2    EFFECTIVE TIME.

        The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the certificate of merger (the "Certificate of Merger") in the form attached as Exhibit C(1) hereto which shall be filed with the Secretary of State of the State of Delaware on the Closing Date and the articles of merger (the "Articles of Merger") in the form attached as Exhibit C(2) hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

        1.3    EFFECTS OF THE MERGER.

        At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware General Corporation Law (the "DGCL") and Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

        1.4    CONVERSION OF EMPIRE COMMON STOCK.

          (a)  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Empire Common Stock, each share of Empire Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock") determined in accordance with the following:

      (i)
      if the Sterling Closing Price (as defined below) is less than or equal to $17.01, the Exchange Ratio will be equal to 1.132;

      (ii)
      if the Sterling Closing Price is greater than $17.01 but is less than $22.68, the Exchange Ratio will be adjusted so that the Exchange Ratio will equal the quotient (rounded to the nearest thousandth) obtained by dividing $19.25 by the Sterling Closing Price; and

      (iii)
      if the Sterling Closing Price is equal to or greater than $22.68, the Exchange Ratio will be equal to 0.849.

  The "Sterling Closing Price" shall mean the price equal to the average (rounded to the nearest thousandth) of each Daily Sales Price of Sterling Common Stock for the ten Trading Days immediately preceding the Determination Date.

  "Daily Sales Price" for any Trading Day means the daily closing price per share of Sterling Common Stock on the Nasdaq Stock Market reporting system, as reported on the website of www.nasdaq.com ("NASDAQ").

        "Trading Day" means a day that Sterling Common Stock is traded on NASDAQ.

        "Determination Date" means the fifth business day immediately prior to the Closing Date.

          (b)  All of the shares of Empire Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Empire Common Stock (each a "Certificate") shall thereafter represent the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Empire Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Empire Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (c)  At the Effective Time, all shares of Empire Common Stock that are owned by Empire as treasury stock and all shares of Empire Common Stock that are owned directly or indirectly by Sterling or Empire or any Subsidiary of Empire or Sterling (except for any issued and outstanding shares held in trust pursuant to the Empire 1997 Management Recognition and Development Plan or the Empire Bank Stock Ownership Plan) shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor.

          For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

          (d)  Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Empire Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by the Sterling Closing Price. Following consummation of the Merger, no holder of Empire Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

        1.5    STERLING COMMON STOCK.

        Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

        1.6    OPTIONS.

        At the Effective Time, each option granted by Empire, pursuant to the Empire Federal Bancorp, Inc. 1997 Stock Option Plan (the "Empire Stock Option Plan"), to purchase shares of Empire Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into the right to receive cash in an amount equal to the greater of:

          (a)  the difference between the "Fair Market Value" of Empire Stock as defined in the Empire Stock Option Plan and the exercise price of the option; or

          (b)  the difference between the Sterling Closing Price multiplied by the Exchange Ratio and the exercise price of the option.

        Optionees entitled to cash payments shall receive such payments, without interest and less applicable withholdings, within five business days of the Closing Date.

        1.7    ARTICLES OF INCORPORATION.

        At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

        1.8    BYLAWS.

        At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

        1.9    DIRECTORS AND OFFICERS.

        At the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

        1.10    TAX CONSEQUENCES.

        It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

        1.11    ACCOUNTING TREATMENT.

        It is intended that the Merger shall be accounted for as a "purchase" under generally accepted accounting principles ("GAAP").

ARTICLE II
EXCHANGE OF SHARES

        2.1    STERLING TO MAKE SHARES AVAILABLE.

        At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, Mellon Investor Services, LLC, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Empire Common Stock.

        2.2    EXCHANGE OF SHARES; PAYMENT FOR OPTIONS.

          (a)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Empire Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Empire shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Empire Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

          (b)  No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Sterling Common Stock into which the holder's Empire Common Stock shall have been converted.

          (c)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of any unexercised options a form letter of transmittal and instructions for use in effecting the payment referred to in Section 1.6 hereof.

          (d)  No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of an unexercised option.

          (e)  If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f)    After the Effective Time, there shall be no transfers on the stock transfer books of Empire of the shares of Empire Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

          (g)  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Empire for six months after the Effective Time shall be returned to Sterling. Any stockholders of Empire who have not theretofore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Empire Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Empire, the Exchange Agent or any other person shall be liable to any former holder of shares of Empire Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMPIRE

        Empire hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

        3.1    CORPORATE ORGANIZATION.

          (a)  Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Empire has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Empire is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). Empire Bank and Dime Service Corporation ("Dime") are the only Subsidiaries of Empire. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit B (the "Empire Disclosure Schedule") sets forth true, correct and complete copies of the Certificate of Incorporation and Bylaws of Empire as in effect as of the date of this Agreement.

          (b)  Empire Bank is a federal stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Empire Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by Law, and all premiums and assessments due FDIC in connection therewith have been paid by Empire Bank. Empire Bank is a "qualified thrift lender" as defined in Section 10(m) of HOLA and the liquidation account established by Empire Bank in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects. Dime is the only Subsidiary of Empire Bank. Dime is duly authorized as a general insurance agency by the Commissioner of Insurance for the State of Montana. Empire Bank and Dime, respectively, have the corporate or other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Section 3.1(b) of the Empire Disclosure Schedule sets forth true, correct and complete copies of the Charter and Bylaws of Empire Bank and the Articles of Incorporation and Bylaws of Dime as in effect as of the date of this Agreement.

          (c)  The minute books of Empire and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the stockholders, the Boards of Directors and all standing committees of the Boards of Directors since January 1, 1997.

          (d)  The term "Material Adverse Effect" with respect to Sterling, Empire or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Empire or any Subsidiary of either of them taken with the prior written consent of Sterling or Empire, as applicable, contemplated by this Agreement and (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally provided that the effect of such changes described in this clause (iv) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

        3.2    CAPITALIZATION.

          (a)  The authorized capital stock of Empire consists of 4,000,000 shares of Empire Common Stock, par value $.01 per share and 250,000 shares of preferred stock, par value $.01 per share. As of the date hereof, there are: (x) 2,592,100 shares of Empire Common Stock issued and outstanding, including 192,428 shares held by the Empire Bank Stock Ownership Plan (the "Empire ESOP") and 15,554 shares held by and 88,130 shares allocated pursuant to the Empire 1997 Management Recognition and Development Plan (the "Empire MRDP"); (y) 1,084,457

  shares of Empire Common Stock held in Empire's treasury; and (z) no shares of Empire Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 259,210 shares of Empire Common Stock reserved for issuance pursuant to the Empire Stock Option Plan (of which options for 226,628 shares are currently outstanding). No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Empire Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Empire Stock Option Plan and the Empire MRDP, Empire does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Empire Common Stock or any other equity security of Empire or any securities representing the right to purchase or otherwise receive any shares of Empire Common Stock or any other equity security of Empire. The names of each optionee, the date of each option to purchase Empire Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Empire Stock Option Plan are set forth in Section 3.2(a) of the Empire Disclosure Schedule and no such option expires more than ten years from the date of the grant thereof.

          (b)  Empire owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Empire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

        3.3    AUTHORITY; NO VIOLATION.

          (a)  Empire has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Empire. The Board of Directors of Empire, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Empire stockholders and resolved to recommend that the holders of the Empire Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of Empire Common Stock, no other corporate proceedings on the part of Empire (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Empire and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Empire, enforceable against Empire in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)  Empire Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Empire Bank, and by Empire as the sole stockholder of Empire Bank prior to the Effective Time. All corporate proceedings on the part of Empire Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger

  Agreement, upon execution and delivery by Empire Bank, will be duly and validly executed and delivered by Empire Bank and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of Empire Bank, enforceable against Empire Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)  Neither the execution and delivery of this Agreement by Empire or the Institution Merger Agreement by Empire Bank, nor the consummation by Empire or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Empire or its Subsidiaries with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate or Articles of Incorporation or Bylaws of Empire or its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Empire or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Empire or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Empire or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d)  For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the OTS, the FDIC, the SEC and any self-regulatory organization (each, a "Governmental Entity").

        3.4    CONSENTS AND APPROVALS.

          (a)  Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Institution Merger with the OTS and approval of such applications and notices, (ii) the filing with the SEC of a registration statement (the "Registration Statement") to register the shares of Sterling Common Stock to be issued in connection with the Merger which Registration Statement will include the proxy statement/prospectus (the "Proxy Statement/Prospectus") to be used in soliciting the requisite approval of Empire stockholders at a meeting of such stockholders to be held in connection with this Agreement and the transactions contemplated hereby, including any adjournments thereof (the "Empire Meeting"), (iii) approval of the listing of the Sterling Common Stock to be issued in connection with the Merger on NASDAQ or a national securities exchange, (iv) the approval of this Agreement by the requisite vote of the stockholders of Empire pursuant to the Empire Certificate of Incorporation and the DGCL, (v) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and (vi) the filings and Empire Bank Board of Directors and Empire Bank shareholder approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (1) the execution and delivery by Empire of this Agreement; (2) the consummation by Empire of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Empire Bank of the Institution Merger Agreement; and (4) the performance by Empire Bank of the Institution Merger Agreement and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)  Empire has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

        3.5    LOAN PORTFOLIO; REPORTS.

          (a)  Except as disclosed in Section 3.5(a) of the Empire Disclosure Schedule, neither Empire nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer, employee or five percent or greater stockholder of Empire or any of its Subsidiaries, or any Affiliated Person of the foregoing.

          For the purposes of this Agreement, "Affiliated Person" shall mean director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

          (b)  Since January 1, 1996, Empire and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with all Governmental Entities. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal OTS or FDIC examinations conducted in the regular course of the business of Empire and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Empire or any of its Subsidiaries since January 1, 1997.

        3.6    FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Empire has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Empire and its Subsidiaries as of December 31, 2001 and the related audited consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the fiscal years 2001 and 2000, inclusive, as reported in Empire's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG, LLP, independent public accountants with respect to Empire and (ii) the unaudited consolidated balance sheets of Empire and its Subsidiaries as of June 30, 2002 and December 31, 2001 and the related unaudited consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the three- and six-month periods ended June 30, 2002, as reported on Empire's Quarterly Report on Form 10-QSB for the period ended June 30, 2002 filed with the SEC under the Exchange Act. Empire will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Empire and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the quarter ended September 30, 2002, in the form Empire expects to file under the Exchange Act in connection with its Form 10-QSB for the quarter ended September 30, 2002. The financial statements referred to in this Section 3.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Empire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. Empire's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and all reports subsequently filed under the Exchange Act (the "Empire Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Empire has previously delivered or made available to Sterling true, correct and complete copies of such reports. The books and records of Empire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        3.7    BROKER'S FEES.

        Neither Empire nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Empire has engaged, and will pay a fee to D.A. Davidson & Co. ("Davidson") in accordance with the terms of a letter agreement between Davidson and Empire, dated May 6, 2002, a true, complete and correct copy of which is set forth in Section 3.7 of the Empire Disclosure Schedule.

        3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)  Except as disclosed in any Empire Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Empire nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Empire nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Empire nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Empire nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Empire nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Empire or any of its Subsidiaries, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Empire.

          (b)  Empire and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

        3.9    LEGAL PROCEEDINGS.

          (a)  Neither Empire nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Empire or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Empire or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

          (b)  There is no injunction, order, judgment or decree imposed upon Empire, its Subsidiaries or the assets of Empire or its Subsidiaries.

        3.10    TAXES AND TAX RETURNS.

          (a)  Except as described in Section 3.10(a) of the Empire Disclosure Schedule, each of Empire and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Empire and its Subsidiaries has been satisfied for all years to and including 2001. Neither the Internal Revenue Service ("IRS") nor any other Governmental Entity has notified Empire of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Empire. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Empire or any of its Subsidiaries, nor has Empire or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

          For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        3.11    EMPLOYEE PLANS.

          (a)  Section 3.11(a) of the Empire Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Empire or any of its Subsidiaries or any other entity which together with Empire would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Empire or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the "Plans").

          (b)  Empire has previously provided to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last year, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary Plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding two Plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency and (vii) all Forms 5310 for each Plan filed for the preceding six Plan years.

          (c)  Except as set forth at Section 3.11(c) of the Empire Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Empire or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Empire or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Empire and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Empire, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Empire or any of its Subsidiaries of incurring a material liability thereunder, (vii) none of Empire, its Subsidiaries or any ERISA Affiliate has incurred, and Empire does not expect that any such entity will incur, any material withdrawal liability with respect to a "multi employer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all contributions or other amounts payable by Empire, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (ix) neither Empire nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Empire or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Empire, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Empire or any of its Subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument, (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement and (xiv) Empire, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.

        3.12    CERTAIN CONTRACTS.

          (a)  Except as set forth at Section 3.12 of the Empire Disclosure Schedule, neither Empire nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Institution Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether severance, change of control or otherwise) becoming due from Sterling, Empire or any of their Subsidiaries, to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Empire or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, (vi) that is material and is not made in the ordinary course of business or pursuant to which Empire or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any entity, (vii) not fully disclosed in the financial statements contemplated by Section 3.6 that relates to borrowings of money (or guarantees thereof by Empire, or any of its Subsidiaries), other than in the ordinary course of business, or (viii) is a lease or similar arrangement with annual rental payments of $10,000 or more. Section 3.12(a) of the Empire Disclosure Schedule sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Empire or any of its Subsidiaries is a party. No action taken or notice given as provided in Section 1.6 hereof will violate the terms of the Empire Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder. Section 3.12(a) of the Empire Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Empire. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Empire Disclosure Schedule, is referred to herein as an "Empire Contract," and neither Empire nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation or imminent violation of any Empire Contract by any other party thereto.

          (b)  (i) Each Empire Contract is a valid and binding commitment of Empire and is in full force and effect, (ii) each of Empire and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Empire Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Empire or any of its Subsidiaries under any such Empire Contract.

        3.13    REGULATORY AGREEMENTS.

        Neither Empire nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Empire or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        3.14    STATE TAKEOVER LAWS.

        Empire and its Board of Directors have taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Empire's Certificate of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

        3.15    ENVIRONMENTAL MATTERS.

        There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Empire or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Empire, threatened against Empire or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Empire. To the knowledge of Empire, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Empire. To the knowledge of Empire, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Empire. Neither Empire nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Empire.

        3.16    RESERVES FOR LOSSES.

        All reserves or other allowances for possible losses reflected in Empire's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Empire nor any of its Subsidiaries has been notified by the OTS, the FDIC, any other regulatory authority or by Empire's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Empire or any of its Subsidiaries in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC, any other regulatory authority or Empire's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Empire or any of its Subsidiaries. Section 3.16 of the Empire Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any regulatory examiner as special mention, substandard, doubtful, loss, criticized, credit risk assets, concerned loans or words of similar import. All OREO, if any, held by Empire or any of its Subsidiaries is being carried at fair value.

        3.17    PROPERTIES AND ASSETS.

        Section 3.17 of the Empire Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Empire and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Empire or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Empire or any of its Subsidiaries is a party; and (iv) all items of Empire's or any of its Subsidiaries' tangible personal property and equipment with a net book value of $10,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in Empire's consolidated financial statements as of December 31, 2001 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Empire's or any of its Subsidiaries' use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2001, and (e) items listed in Section 3.17 of the Empire Disclosure Schedule, Empire and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in the consolidated financial statements of Empire as of December 31, 2001, free and clear of all material liens, claims, charges and other encumbrances. Empire and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Empire and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Empire, comply in all material respects with all Laws relating thereto now in effect. Empire and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Empire or any of its Subsidiaries is a party are valid and binding obligations of Empire or any of its Subsidiaries in accordance with the terms thereof. Neither Empire nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Empire or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Empire or any of its Subsidiaries under any such lease. To the knowledge of Empire, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Empire or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

        3.18    INSURANCE.

          (a)  Empire and its Subsidiaries are insured with such insurers against such risks and in such amounts as the management of Empire reasonably has determined to be prudent in accordance with industry practice. Empire and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Empire and its Subsidiaries, Empire or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b)  The existing insurance carried by Empire and its Subsidiaries is sufficient for compliance by Empire and its Subsidiaries with all requirements of Law and agreements to which Empire or its Subsidiaries are subject. Section 3.18 of the Empire Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Empire and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Empire Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

        3.19    COMPLIANCE WITH APPLICABLE LAWS.

        Each of Empire and its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Empire nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

        3.20    LOANS.

          (a)  All loans owned by Empire or any of its Subsidiaries, or in which Empire or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (b)  All loans owned by Empire or any of its Subsidiaries, or in which Empire or any of its Subsidiaries has an interest, have been made or acquired by Empire in all material respects in accordance with board of director-approved loan policies. Each of Empire and its Subsidiaries holds the loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; all loans owned by Empire and its Subsidiaries are with full recourse to the borrowers, and neither Empire nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors' rights and remedies generally. Except as set forth at Section 3.20(b) of the Empire Disclosure Schedule, all loans purchased or originated by Empire or any of its Subsidiaries and subsequently sold by Empire or any of its Subsidiaries have been sold without recourse to Empire or any of its Subsidiaries and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports prepared by Empire and its Subsidiaries, which reports include all loans delinquent or otherwise in default, are set forth in Section 3.20(b) of the Empire Disclosure Schedule. True, correct and complete copies of the currently effective lending policies of Empire and its Subsidiaries have been furnished or made available to Sterling.

          (c)  Except as set forth in Section 3.20(c) of the Empire Disclosure Schedule, each outstanding loan participation sold by Empire or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Empire or any of its Subsidiaries) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Empire or any of its Subsidiaries for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Empire and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d)  Each of Empire and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

        3.21    UNDISCLOSED LIABILITIES.

        Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Empire included in the Empire Form 10-QSB for the quarter ended June 30, 2002 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, neither Empire nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due)

that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Empire.

        3.22    INTELLECTUAL PROPERTY RIGHTS.

        Empire and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Empire nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Empire nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

        3.23    INDEMNIFICATION.

        Empire has no knowledge of any action or failure to take action by any director, officer, employee or agent of Empire or any Empire Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Empire or any Empire Subsidiary under the Certificate or Articles of Incorporation, Bylaws or Laws applicable to Empire or any Empire Subsidiary.

        3.24    INSIDER INTERESTS.

        All outstanding Loans and other contractual arrangements (including deposit relationships) between Empire or any Empire Subsidiary and any officer, director or employee of Empire or any Empire Subsidiary conform to applicable Laws. Except as disclosed in Section 3.24 of the Empire Disclosure Schedule, no officer, director or employee of Empire or any Empire Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Empire or any Empire Subsidiary.

        3.25    FAIRNESS OPINION.

        Empire has received an opinion from Davidson dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Empire Common Stock from a financial point of view.

        3.26    TAX AND ACCOUNTING TREATMENT OF MERGER.

        As of the date of this Agreement, Empire is not aware of any fact or state of affairs relating to Empire that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

        3.27    EMPIRE INFORMATION.

        The information relating to Empire and its Subsidiaries to be provided by Empire to be contained in the Registration Statement and the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING

        Sterling hereby makes the following representations and warranties to Empire, each of which is being relied upon by Empire as a material inducement to Empire to enter into and perform this Agreement.

        4.1    CORPORATE ORGANIZATION.

          (a)  Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Sterling is duly registered as a savings and loan holding company with the OTS under HOLA. The Restated Certificate of Incorporation and Bylaws of Sterling, copies of which have previously been made available to Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b)  Sterling Savings Bank is a Washington State chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Washington. The deposit accounts of Sterling are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due FDIC in connection therewith have been paid by Sterling. Sterling Savings Bank has the corporate or other power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. The Charter and Bylaws of Sterling Savings Bank, copies of which have previously been made available to Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        4.2    CAPITALIZATION.

          (a)  The authorized capital stock of Sterling as of the date hereof consists of 20,000,000 shares of Sterling Common Stock, of which 11,940,668 shares were outstanding at July 31, 2002 and 10,000,000 shares of preferred stock, par value $1.00 per share ("Sterling Preferred Stock"), no shares of which were outstanding at July 31, 2002. At such date, there were options outstanding to purchase 818,509 shares of Sterling Common Stock. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or

  Sterling Preferred Stock or any other equity securities of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or Sterling Preferred Stock.

          (b)  Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the common and preferred stock of Sterling Savings Bank are pledged to U.S. Bank as security for its loans to Sterling.

        4.3    AUTHORITY; NO VIOLATION.

          (a)  Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. No other corporate proceedings on the part of Sterling are necessary to approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Empire of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)  Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole stockholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will (assuming due authorization, execution and delivery by Empire Bank) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)  Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or Sterling Savings Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or Sterling Savings Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Sterling or the Charter or Bylaws of Sterling Savings Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or Sterling Savings Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or Sterling Savings Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or Sterling Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

        4.4    CONSENTS AND APPROVALS.

          (a)  Except for (i) the approval of the Merger by the OTS, (ii) the filing and effectiveness of the Registration Statement, (iii) the approval of this Agreement by the requisite vote of the stockholders of Empire pursuant to the Empire Certificate of Incorporation and the DGCL, (iv) the filing of the Articles of Merger with the Secretary of State of Washington pursuant to the WBCA and the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with NASDAQ (or such other exchange as may be applicable) in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Sterling of this Agreement and the consummation by Sterling of the transactions contemplated except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)  As of the date of this Agreement, Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

        4.5    REPORTS.

        Since January 1, 2000, Sterling and Sterling Savings Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since January 1, 2000.

        4.6    FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Sterling has previously made available to Empire true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years 2001 and 2000, inclusive, as reported in Sterling's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers LLP and BDO Seidman, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of June 30, 2002 and December 31, 2001 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the three- and six-month periods ended June 30, 2002, as reported on Sterling's Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all subsequently filed reports under the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Empire true, correct and complete copies of such reports. The books and records of Sterling and Sterling Savings Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        4.7    BROKER'S FEES.

        Neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement.

        4.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)  Except as disclosed in Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all reports subsequently filed by Sterling under the Exchange Act, true, correct and complete copies of which have previously been delivered or made available to Empire, since December 31, 2001, no event has occurred which has had, or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)  Since December 31, 2001, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

        4.9    LEGAL PROCEEDINGS.

          (a)  Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Sterling or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

          (b)  There is no injunction, order, judgment or decree imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries.

        4.10    TAXES AND TAX RETURNS.

        Each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income tax returns of Sterling and its Subsidiaries has been satisfied for all years to and including December 31, 2001. The IRS has not notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

        4.11    EMPLOYEE PLANS.

        Sterling has heretofore made available for inspection, or delivered (if requested) to Empire true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Sterling Plans") by Sterling or any of its Subsidiaries. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Sterling Plan. The Sterling Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

        4.12    REGULATORY AGREEMENTS.

        Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or Sterling Savings Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        4.13    RESERVES FOR LOSSES.

        All reserves or other allowances for possible losses reflected in Sterling's most recent financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor Sterling Savings Bank has been notified by the OTS, the FDIC, any other regulator authority or by Sterling's independent auditor, in writing or otherwise, that the reserves or other allowances for possible loan losses reflected in Sterling's most recent financial statements referred to in Section 4.6 are inadequate or that the practices and policies of Sterling or Sterling Savings Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements or that the OTS, the FDIC, any other regulatory authority or Sterling's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Sterling or Sterling Savings Bank. Sterling has previously furnished Empire with a complete list of all extensions of credit or OREO that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO held by Sterling or Sterling Savings Bank is being carried net of reserves at fair value.

        4.14    COMPLIANCE WITH APPLICABLE LAWS.

        Sterling and each Sterling Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

        4.15    TAX AND ACCOUNTING TREATMENT OF MERGER.

        As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

        4.16    STERLING INFORMATION.

        The information relating to Sterling and its Subsidiaries to be provided by Sterling to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Empire or its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.17    UNDISCLOSED LIABILITIES.

        Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Sterling included in the Sterling Form 10-Q for the quarter ended June 30, 2002 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    COVENANTS OF EMPIRE.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Institution Merger Agreement, or with the prior written consent of Sterling, Empire and Empire Bank shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Empire will use its reasonable best efforts to (x) preserve its business organization and that of Empire Bank intact, (y) keep available to itself and Sterling the present services of the employees of Empire and Empire Bank and (z) preserve for itself and Sterling the goodwill of the customers of Empire and Empire Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Empire Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Empire shall not, and shall not permit Empire Bank to:

          (a)  declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

          (b)  (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Empire Stock Option Plan in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Empire or Empire Bank, or any securities convertible into or exercisable for any shares of the capital stock of Empire or Empire Bank;

          (c)  issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Empire Common Stock pursuant to stock options or similar rights to acquire Empire Common Stock granted pursuant to the Empire Stock Option

  Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

          (d)  amend its Certificate of Incorporation, Bylaws or other similar governing documents;

          (e)  authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any Acquisition Transaction (as defined below); provided, however, that Empire, upon five days prior written notice to Sterling, may, and may authorize and permit its officers, directors, employees or agents to: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Sterling, the approval or recommendation by the Empire Board of the Merger and this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction; or (iii) cause or authorize Empire to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (provided it shall, concurrently with entering into such agreement, terminate this Agreement pursuant to the provisions of Section 8.1(h) hereof), if the Board of Directors of Empire, upon consultation with its financial advisors and outside counsel, has determined in good faith that the failure to take such actions would cause the members of such Board of Directors to breach their fiduciary duties under applicable Laws. Empire shall promptly communicate orally (within one day) and in writing (as promptly as practicable) to Sterling the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Empire shall not furnish any nonpublic information to any other party pursuant to this Section 5.1(e) except pursuant to the terms of a confidentiality agreement on terms no less favorable to Empire than the Confidentiality Agreement. Empire will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sterling with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer involving Empire or Empire Bank, (ii) merger, consolidation or other business combination involving Empire or Empire Bank, or (iii) the acquisition in any manner of over 20% of the equity securities in, or over 20% of the assets, out of the ordinary course of business, of, Empire or Empire Bank other than the transactions contemplated or permitted by this Agreement and the Institution Merger Agreement;

          (f)    make capital expenditures aggregating in excess of $10,000.

          (g)  enter into any new line of business;

          (h)  acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

          (i)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (j)    change its methods of accounting in effect at December 31, 2001 except as required by changes in GAAP or regulatory accounting principles as concurred to by Empire's independent auditors;

          (k)  (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Empire or Empire Bank and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) except as may be necessary to avoid incurring an excess parachute payment under Section 280G of the Code, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (iv) hire any new employee at an annual compensation in excess of $25,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

          (l)    incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

          (m)  sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n)  make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

          (o)  make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Empire or Empire Bank;

          (p)  make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

          (q)  purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r)  originate (i) any loans except in accordance with existing Empire Bank lending policies, (ii) unsecured consumer loans in excess of $25,000, (iii) commercial real estate first mortgage or other non-mortgage commercial loans in excess of $300,000 as to any loan or loans to related persons, or (iv) loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $300,000, except in each case for (A) loans for which written commitments have been issued by Empire Bank as of the date hereof, (B) renewals of loans existing as of the date of this Agreement or loans permitted pursuant to this Section 5.1(r) and (C) increases in the principal amount of loans existing as of the date of this

  Agreement, subject to a limit of 30% of the principal amount of such loans as of the date of this Agreement or $150,000, whichever is less;

          (s)  make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

          (t)    sell any "held for investment" loans or servicing rights related thereto or purchase any mortgage loan servicing rights;

          (u)  take or omit to take any other action that would materially adversely affect or materially delay the ability of Empire and Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Empire's and Empire Bank's ability to consummate the transactions contemplated by this Agreement; or

          (v)  agree or commit to do any of the actions set forth in clauses (a) - (u) of this Section 5.1.

        The consent of Sterling to any action by Empire or Empire Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling.

        5.2    COVENANTS OF STERLING.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Empire's prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

          (a)  take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (b)  take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

          (c)  take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's ability to consummate the transactions contemplated by this Agreement; or

          (d)  agree or commit to do any of the actions set forth in clauses (a) - (c) of this Section 5.2.

        The consent of Empire to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Empire.

        5.3    MERGER COVENANTS.

          (a)  Notwithstanding that Empire believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Empire recognizes that Sterling may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Empire and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Empire's loan, accrual and reserve policies to those policies of Sterling to the extent consistent with GAAP.

          (b)  Empire and Sterling shall cooperate and use their best reasonable efforts to terminate or withdraw from Empire's Financial Institutions Thrift Plan, Financial Institutions Retirement Fund, MRDP, Stock Option Plan, Employee Stock Ownership Plan and all other Plans at or as soon as reasonably practicable after the Effective Time. Sterling agrees, subject to applicable Laws and the Plan documents, to allow any unallocated shares of Empire Common Stock in the Empire ESOP (following retirement of all borrowings of the Empire ESOP) to be allocated to participants and, with respect to the Financial Institutions Retirement Fund, to cause any overfunding to be allocated to participants.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    REGULATORY MATTERS.

          (a)  Upon the execution and delivery of this Agreement, Sterling and Empire shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Empire shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Empire is discovered by Empire which should be set forth in an amendment of, or a supplement to, the Registration Statement, Empire shall promptly inform Sterling, and shall furnish Sterling with all necessary information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Empire and Sterling (if prior to the meeting of the stockholders of Empire pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its stockholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement and Empire shall furnish all information concerning Empire and the holders of Empire Common Stock as may be reasonably requested in connection with any such action.

          (b)  The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Empire and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Empire or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Sterling shall be primarily responsible for the preparation and timely filing of all applications seeking the Required Regulatory Approvals.

  Sterling shall provide Empire with a copy of all such filings and all correspondence in respect of such applications.

          (c)  Empire shall, upon request, furnish Sterling with all information concerning Empire and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d)  Sterling and Empire shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    ACCESS TO INFORMATION.

          (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Empire shall accord to the officers, employees, accountants, counsel and other representatives of Sterling, access, during normal business hours during the period prior to the Effective Time, to all its and Empire Bank's properties, books, contracts, commitments and records and, during such period, Empire shall make available to Sterling (i) a copy of each report, schedule, registration statement and other document filed or received by it (including Empire Bank) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including Empire Bank) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of the Empire and Empire Bank's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Empire and Empire Bank, as the case may be, representatives to such meetings are required to be provided notice). Sterling will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Sterling entered into with Empire dated June 30, 2002 (the "Confidentiality Agreement").

          (b)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the officers, employees, accountants, counsel and other representatives of Empire, access, during normal business hours during the period prior to the Effective Time, to such information regarding Sterling as shall be reasonably necessary for Empire to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Empire to confirm that the representations and warranties of Sterling contained herein are true and correct and that the covenants of Sterling contained herein have been performed in all material respects. Empire will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          (d)  Empire shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Empire or Empire Bank that is provided to directors of Empire and Empire Bank in connection with meetings of their Boards of Directors or committees thereof.

        6.3    STOCKHOLDER MEETINGS.

        Empire shall take all steps necessary to duly call, give notice of, convene and hold the Empire Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger. Management and the Board of Directors of Empire shall recommend to Empire's stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto; and in each case shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby (subject in each case to compliance with the provisions of Section 5.1(e)). Empire and Sterling shall coordinate and cooperate with respect to the foregoing matters.

        6.4    LEGAL CONDITIONS TO MERGER.

        Each of Sterling and Empire shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Empire or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

        6.5    STOCK EXCHANGE LISTING.

        Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

        6.6    EMPLOYEES.

          (a)  To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or Sterling Savings Bank, as applicable, individuals who are employees of Empire or Empire Bank at the Effective Time will be credited with periods of service with Empire or Empire Bank before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Empire or Empire Bank) as if such service had been with Sterling or Sterling Savings Bank, as applicable. Similar credit shall also be given by Sterling or Sterling Savings Bank in calculating other retirement plan, vacation and similar benefits for such employees of Empire or Empire Bank after the Merger. Sterling will or will cause Sterling Savings Bank to (i) give credit to employees of Empire and Empire Bank, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or Sterling Savings Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Empire and Empire Bank and (ii) provide each employee of Empire and Empire Bank with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements.

          (b)  Sterling will cause Sterling Savings Bank to offer a position of at-will employment to each of Empire Bank's personnel (other than Mr. Ruegamer and up to eight other employees) in good standing as of the Effective Time.

        6.7    INDEMNIFICATION.

          (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Empire or Empire Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Empire or Empire Bank or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling's obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b)  Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Empire immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Empire's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for a period not less than one year.

        6.8    SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

        As soon as reasonably available, but in no event later than the SEC filing deadlines, Sterling will deliver to Empire and Empire will deliver to Sterling their respective Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

        6.9    ADDITIONAL AGREEMENTS.

        In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and Empire Bank shall take all such necessary action as may be reasonably requested by Sterling.

        6.10    ADVICE OF CHANGES.

        Sterling and Empire shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Empire or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

        6.11    CURRENT INFORMATION.

        During the period from the date of this Agreement to the Effective Time, Empire will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Empire. Empire will promptly notify Sterling of any material change in the normal course of business or in the operation of the properties of Empire and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Empire, and will keep Sterling fully informed of such events.

        6.12    EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT.

        Prior to the Effective Time, (a) Sterling and Empire shall each approve the Institution Merger Agreement as the sole stockholder of Sterling Savings Bank and Empire Bank, respectively, and (b) Empire Bank shall execute and deliver the Institution Merger Agreement.

        6.13    CHANGE IN STRUCTURE.

        Sterling may, prior to the time the Proxy Statement/Prospectus is mailed to the Empire stockholders, elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Empire stockholders as a result of such modification, (ii) the consideration to be paid to the Empire stockholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Empire agrees to cooperate fully with Sterling to effect such amendments.

        6.14    TRANSACTION EXPENSES OF EMPIRE.

        As promptly as practicable after the execution of this Agreement, Empire will provide to Sterling an estimate of the expenses Empire expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

        6.15    AFFILIATE AGREEMENTS.

          (a)  Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Empire shall deliver to Sterling a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Empire stockholder meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, an "Empire Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b)  Empire shall use its reasonable best efforts to cause each person who may be deemed to be an Empire Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approvals.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Empire stockholders.

          (b)    Stock Exchange Listing.    The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

          (c)    Other Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f)    Federal Tax Opinion.    Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S. to Sterling, and Empire shall have received an opinion from Holland & Hart, LLP, counsel to Empire, in form and substance reasonably satisfactory to Sterling and Empire, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Empire will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Empire as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Empire who exchange all of their Empire Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by stockholders who exchange all of their Empire Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Empire Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Empire, Sterling, their respective affiliates and others.

        7.2    CONDITIONS TO OBLIGATIONS OF STERLING.

        The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Empire set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Empire. Sterling shall have received a certificate signed on behalf of Empire by each of the President and Chief Executive Officer and the Chief Financial Officer of Empire to the foregoing effect.

          (b)    Performance of Covenants and Agreements of Empire.    Empire shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Empire by each of the President and Chief Executive Officer and the Chief Financial Officer of Empire to such effect.

          (c)    Stockholders Agreement.    On and effective as of the date of this Agreement, Sterling shall have received from each member of the Empire Board who is a Empire stockholder and each executive officer of Empire who owns beneficially at least 2,000 shares of Empire Common Stock on the date hereof agreements in the form attached hereto as Exhibit E (the "Stockholders Agreement").

          (d)    Burdensome Condition.    There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Empire, Sterling or the Surviving Company.

          (e)    Director Resignations.    Sterling shall have received resignations from each director of Empire and each of its Subsidiaries.

          (f)    Employment or Consulting Agreements.    Sterling shall have entered into satisfactory employment or consulting contracts with William H. Ruegamer, Kenneth P. Cochran and Cathy Hanser.

        7.3    CONDITIONS TO OBLIGATIONS OF EMPIRE.

        The obligation of Empire to effect the Merger is also subject to the satisfaction or waiver by Empire at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Sterling. Empire shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b)    Performance of Covenants and Agreements of Sterling.    Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this

  Agreement at or prior to the Closing Date. Empire shall have received a certificate signed on behalf of Sterling by each of the President and Chief Operating Officer and the Chief Financial Officer of Sterling to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    TERMINATION.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Empire:

          (a)  by mutual consent of Sterling and Empire in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)  by either Sterling or Empire upon written notice to the other party 15 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 15-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement, if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)  by either Sterling or Empire if the Merger shall not have been consummated on or before June 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)  by either Sterling or Empire (provided that Empire is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of Empire required for the consummation of the Merger as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Empire Meeting, after an Acquisition Transaction or a bona fide proposal for an Acquisition Transaction (whether or not conditional) has been publicly disclosed;

          (e)  by either Sterling or Empire (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on the breaching party and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (f)    by either Sterling or Empire (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (g)  by either Sterling or Empire, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby; and

          (h)  by Empire or Sterling in connection with the execution of an agreement providing for an Acquisition Transaction, provided that: (i) Empire has complied with all provisions in Section 5.1(e) and (ii) Empire's Board of Directors by the vote of a majority thereof has determined in its good faith judgment, taking into account all financial, regulatory, legal and other aspects of such Acquisition Transaction and after receiving the written opinion, with only customary qualifications, of Davidson that the financial value of the consideration provided for in such Acquisition Transaction exceeds the financial value of the consideration for the Merger, that the said Acquisition Transaction is: (X) reasonably capable of being completed and (Y) superior from a financial point of view to the holders of Empire Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of this Agreement and having negotiated in good faith with Sterling to make such adjustments in the terms and conditions of this Agreement as would enable Sterling to proceed with the transactions contemplated herein on such adjusted terms.

        8.2    EFFECT OF TERMINATION.

          (a)  In the event of termination of this Agreement by either Sterling or Empire as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

          (b)  If Sterling has terminated this Agreement pursuant to Sections 8.1(d), 8.1(e), 8.1(f) or 8.1(g), or Sterling or Empire has terminated this Agreement pursuant to Section 8.1(h) hereof, Empire shall pay to Sterling a fee (the "Empire Termination Fee") of $1.2 million. Notwithstanding the foregoing sentence, if Sterling has terminated this Agreement pursuant to Sections 8.1(e) or 8.1(f) but the breach by Empire giving rise to the said termination was not willful on the part of Empire, the Empire Termination Fee shall be reduced to $150,000. The Empire Termination Fee shall be payable by Empire to Sterling within two business days following written notice of a demand therefore and shall be made by wire transfer of immediately available funds to an account designated by Sterling in the said notice.

          (c)  Sterling and Empire agree that the agreements contained in this Section 8.2 are intended to increase the likelihood that the transactions contemplated by this Agreement will occur in accordance herewith, are an integral part of the transactions contemplated by this Agreement and that without such agreements they would not have entered into this Agreement. If Empire fails to pay the amounts due under paragraphs (b) or (c) of this Section 8.2 within the time periods specified therein, Empire shall pay the costs and expenses (including legal fees and expenses) incurred by Sterling in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such amounts at the publicly announced prime rate of Bank of America from the date such amounts were required to be paid.

        8.3    AMENDMENT.

        Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Empire; provided, however, that after any approval of the transactions contemplated by this Agreement by

Empire's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Empire stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    EXTENSION; WAIVER.

        At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

        9.1    CLOSING.

        Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Witherspoon, Kelley, Davenport & Toole, P.S. on December 31, 2002 or such other date, place and time as the parties may agree (the "Closing Date").

        9.2    NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

        9.3    EXPENSES.

        All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.4    NOTICES.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Sterling, to:
    Sterling Financial Corporation
    111 North Wall Street
    Spokane, Washington 99201
    Attn.: Daniel G. Byrne
    Senior Vice President-Finance

    WITH A COPY TO:

      Witherspoon, Kelley, Davenport & Toole, P.S.
      422 West Riverside Avenue, Suite 1100
      Spokane, Washington 99201
      Attn.: Donald J. Lukes, Esq.

  and

    (b)
    if to Empire, to:
    Empire Federal Bancorp, Inc.
    123 South Main Street
    Livingston, Montana 59047
    Attn.: William H. Ruegamer
    President and Chief Executive Officer

    WITH A COPY TO:

      David R. Chisholm
      Christian, Samson, Jones & Chisholm, PLLC
      310 W. Spruce
      P.O. Box 8479
      Missoula, MT 59807

        9.5    INTERPRETATION.

        When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Sterling,

Empire or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

        9.6    COUNTERPARTS.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    ENTIRE AGREEMENT.

        This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Institution Merger Agreement and the Certificate of Merger.

        9.8    GOVERNING LAW.

        This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

        9.9    ENFORCEMENT OF AGREEMENT.

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10    SEVERABILITY.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11    PUBLICITY.

        Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Empire shall, or shall permit any of Sterling's Subsidiaries or Empire Bank to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        9.12    ASSIGNMENT; LIMITATION OF BENEFITS.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

        IN WITNESS WHEREOF, Sterling and Empire have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

STERLING FINANCIAL CORPORATION

By
HAROLD B. GILKEY Chairman and Chief Executive Officer

EMPIRE FEDERAL BANCORP, INC.
By
WILLIAM H. RUEGAMER President and Chief Executive Officer

EXHIBIT A
INSTITUTION MERGER AGREEMENT
BETWEEN
STERLING SAVINGS BANK
AND
EMPIRE BANK

        THIS INSTITUTION MERGER AGREEMENT (the "Plan") is dated as of the            day of                        , 2002, by and between Sterling Savings Bank, a Washington State-chartered savings and loan association ("Sterling Savings Bank"), and Empire Bank, a federally chartered savings and loan association ("Empire Bank").

        WHEREAS, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of                        , 2002, by and among Sterling Financial Corporation, a Washington corporation and 100% shareholder of Sterling Savings Bank ("Sterling"), and Empire Federal Bancorp, Inc., a Delaware corporation and 100% shareholder of Empire Bank ("Empire"), Sterling and Empire will cause Empire Bank to merge with and into Sterling Savings Bank (the "Merger");

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sterling Savings Bank and Empire Bank hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable Laws and regulations, Empire Bank shall be merged with and into Sterling Savings Bank on the Effective Date (as hereinafter defined) (the "Consolidation"). The parties hereto do hereby agree and covenant as follows:

        1.    CONDITIONS OF APPROVAL.

        The Consolidation shall not become effective unless and until all terms and conditions to such effectiveness contained in the Agreement, which conditions are incorporated herein by reference, shall have been satisfied or waived and the Merger shall have become effective.

        2.    IDENTITY OF RESULTING INSTITUTION.

        The resulting institution as a result of the Consolidation shall be Sterling Savings Bank.

        3.    ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF CONTINUING INSTITUTION.

        On the Effective Date and until thereafter amended in accordance with Law, the Charter of Sterling Savings Bank shall be the Charter of Empire Bank as in effect on the Effective Date. Until altered, amended or repealed as therein provided and in the Charter of Sterling Savings Bank, the Bylaws of Sterling Savings Bank shall be the Bylaws of Empire Bank as in effect on the Effective Date. Unless and until changed by the Board of Directors of Sterling Savings Bank, the main office of Sterling Savings Bank shall be the main office of Empire Bank as of the Effective Date. The established offices and facilities of Empire Bank immediately prior to the Consolidation shall become established offices and facilities of Sterling Savings Bank. Until thereafter changed in accordance with the Law or the Charter or Bylaws of Sterling Savings Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of Empire Bank and its respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Sterling Savings Bank and shall be as effective and binding thereon as the same were with respect to Empire Bank as of the Effective Date.

        4.    EFFECT OF CONSOLIDATION.

        On the Effective Date, the corporate existence of Empire Bank shall, as provided by Law, be consolidated into and continued in Sterling Savings Bank, and Sterling Savings Bank shall be deemed to be a continuation in entity and identity of Empire Bank. All rights, franchises and interests of Empire Bank in and to any type of property and choses in action shall be transferred to and vested in Sterling Savings Bank by virtue of such Consolidation without any deed or other transfer. Sterling Savings Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Empire Bank as of the Effective Date.

        5.    LIABILITIES OF CONTINUING INSTITUTION.

        On the Effective Date of the Consolidation, Sterling Savings Bank shall be liable for all liabilities of Empire Bank. All deposits, debts, liabilities, obligations and contracts of Empire Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of Empire Bank shall be those of Sterling Savings Bank and shall not be released or impaired by the Consolidation. All rights of creditors and other obligees and all liens on property of Sterling Savings Bank shall be preserved unimpaired subsequent to the Consolidation.

        6.    EFFECTIVE DATE.

        The Consolidation shall become effective ("Effective Date") immediately following the Effective Time of the Merger, as contemplated in the Agreement. Closing shall take place on or prior to the Effective Date following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Consolidation specified in the Agreement.

        7.    CANCELLATION OF STOCK.

        On the Effective Date, all of the outstanding shares of capital stock of Empire Bank, all of which shares shall be owned by Sterling, shall be canceled and shall not be deemed to be authorized, issued or outstanding for any purpose, and no cash, property, rights or securities shall be delivered with respect to said shares.

        8.    CONDITIONS PRECEDENT.

        The respective obligations of each party under this Plan shall be subject to and contingent upon the satisfaction, or waiver by the party permitted to do so, of the following:

  (A)
  All conditions set forth in the Agreement;

  (B)
  Approval of this Plan by the requisite percentage of shareholders and/or directors of Sterling Savings Bank and Empire Bank; and

  (C)
  Consummation of the Merger as contemplated in the Agreement.

        9.    TERMINATION.

        This Plan shall be terminated upon the termination of the Agreement in accordance with Article VIII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

        10.    AMENDMENTS.

        To the extent permitted by Law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

        11.    SUCCESSORS.

        This Plan shall be binding on the successors of Empire Bank.

        IN WITNESS WHEREOF, Sterling Savings Bank and Empire Bank have caused this Plan to be executed by their duly authorized officers as of the date first above written.

STERLING SAVINGS BANK
By:

Title:

EMPIRE BANK
By:

Title:

EXHIBIT B
EMPIRE FEDERAL BANCORP, INC.
DISCLOSURE SCHEDULE

        This Disclosure Schedule is provided by Empire Federal Bancorp, Inc. as contemplated by the Agreement and Plan of Merger dated as of September 19, 2002 (the "Agreement") by and between Sterling Financial Corporation and Empire Federal Bancorp, Inc. Capitalized terms used in this Disclosure Schedule unless otherwise defined herein, are accorded the meaning given such terms in the Agreement. Matters disclosed on this Schedule under a caption or heading are disclosed for all purposes and sections of the Agreement. Captions or headings on this Disclosure Schedule are provided for convenience only and are not intended to limit matters disclosed.

  Section 3.1(a)

  Copies of Certificate of Incorporation and Bylaws of Empire, attached.

  Section 3.1(b)

  Copies of Empire Bank Charter and Bylaws, attached.

  Articles of Incorporation and Bylaws of Dime, attached.

  Section 3.2(a)

  Summary information attached.

  Section 3.3(c)

  The Institution Merger or the Merger may constitute a default under the Agreement between FISERV Solutions, Inc. and Empire Bank dated November 1, 1998 absent the consent of FISERV.

  The Institution Merger or the Merger may constitute a default under the agreement dated January 10, 2002 between FISERV Solutions, Inc. d/b/a ImageSoft Technologies and Empire Bank.

  The Institution Merger or the Merger may constitute a default under the agreement dated December 29, 1999 between Empire Bank and INTERLINQ Software Corporation.

  The Institution Merger or the Merger may constitute a default under the Item Processing Services Agreement between Empire Bank and Bankers Resource Center, Inc. dated March 1, 2000.

  The Institution Merger or the Merger may constitute a default under the Cashcard Network Membership Agreement between Empire Bank and Community Bankers of Montana, Inc.

  The Institution Merger or the Merger may constitute a default under the Servicing Agreements (One to Four Family Mortgage Program and Participation Loans) each dated as of February 3, 2000 between Empire Bank and the Montana Board of Investments.

  The Institution Merger or the Merger may constitute a default under the Loan Purchase Agreement between Empire Bank and Countrywide Home Loans, Inc. dated as of January 4, 2000.

  The Institution Merger or the Merger may constitute a default under the Correspondent Loan Purchase and Sale Agreement between Empire Bank and Fleet Mortgage Corp. dated as of April 15, 1999.

  Section 3.4

  The consent of FISERV Solutions, Inc. under the Agreement between FISERV Solutions, Inc. and Empire Bank dated November 1, 1998 is required.

  The consent of FISERV Solutions, Inc. d/b/a ImageSoft Technologies under the Agreement dated January 10, 2002 with Empire Bank is required.

  The consent of INTERLINQ Software Corporation under the Initial Purchase MortgageWare TC between Empire Bank and INTERLINQ Software Corporation is required.

  The consent of Community Bankers of Montana, Inc. under the Cashcard Network Membership Agreement between Empire Bank and Community Bankers of Montana is required.

  The consent of the Montana Board of Investments under the Servicing Agreements (One to Four Family Mortgage Program and Participation Loans), each dated as of February 3, 2000, between Empire Bank and the Montana Board of Investments is required.

  The consent of Countrywide Home Loans, Inc. under the Loan Purchase Agreement between Empire Bank and Countrywide Home Loans, Inc. dated as of January 4, 2000 is required.

  The consent of Fleet Mortgage Corp. under the Correspondent Loan Purchase and Sale Agreement between Empire Bank and Fleet Mortgage Corp. dated as of April 15, 1999 is required.

  Section 3.5(a)

  Attached.

  Section 3.5(b)

  Montana Department of Revenue, audit, November 15, 2001, which will not result in a Material Adverse Effect.

  Department of Labor, audit, Employee Stock Ownership Plan, November, 1999, which will not result in a Material Adverse Effect.

  Section 3.6

  None.

  Section 3.7

  Copy of D. A. Davidson & Co. letter agreement dated May 6, 2002, attached.

  Section 3.8

  None.

  Section 3.9

  Empire Bank intends to institute and pursue collection proceedings in the ordinary course of business, including, without limitation, with respect to the Broadbent/Baxter Hotel credit. Such proceedings may result in counterclaims or adversary proceedings or similar claims or proceedings against Empire or Subsidiaries.

  Section 3.10(a)

  None.

  Section 3.11(a)

  1.
  Empire Bank Employee Stock Ownership Plan

  2.
  Financial Institutions Retirement

  3.
  Financial Institutions Thrift Plan

  4.
  State Bankers Association Group Benefits Plan

  5.
  Empire Bank Long Term Disability Plan

  6.
  Life and Disability Income Insurance (Safeco)

  7.
  Voluntary welfare plans for Dime employees only:

  a.
  Group LTD (United States Life Insurance Company).

  b.
  Dental (Medical Life Insurance Company).

  c.
  Mountain Vision Plan.

  d.
  Group Medical (BlueCross BlueShield of Montana).

  8.
  Deferred Compensation Plans:

  a.
  Beverly Harris Mony Life Insurance Plan terminated December 2001.

  b.
  Ernest Sandberg Mony Life Insurance Plan terminated January 1999.

  Empire has no further liability with respect to the Plans in this Subsection 8.

  Section 3.11(b)

  The following Plans and related documents are not in the possession of Empire and have not been delivered:

  Dime Group Medical Plan;

  Actuarial report from Retirement Fund;

  Service contracts for some plans, such as Pentegra trust documents (2 plans), and State Bankers Association administrative services contract;

        There are no plan documents or summary plan descriptions available for the Life and Disability Income Insurance Plan, or the Voluntary Dime plans.

  Section 3.11(c)

  (i)
  Operated in compliance with Laws:

  a)
  Employees of Dime have been allowed to participate in the ESOP. Eligibility provisions are narrow (in sections 2.15 and 3.1) to cover only employees of the "Company," which is defined to mean Empire Bank, which will not result in a Material Adverse Effect.

  b)
  Dime employees have been allowed to participate in the Retirement Fund and the Thrift Plan even though the only eligible employer in those plans is Empire Bank, which will not result in a Material Adverse Effect.

  c)
  Retiree health may be part of the terms of the Empire Group Health Plan but not have been offered to retirees, which will not result in a Material Adverse Effect.

  d)
  Coverage under the Empire Group Health Plan has been offered to an individual who is not an employee of Empire Bank.

  e)
  The continuation coverage provisions of COBRA have not been adhered to with respect to the Voluntary Dime Plans.

  f)
  As noted in 3.11(b), above, Empire does not maintain or have possession of certain plan documents and summary plan descriptions, which will not result in a Material Adverse Effect.

  (ii)
  Qualification

    No disclosure necessary.

  (iii)
  Full funding of defined benefit plans

    No disclosure necessary.

  (iv)
  Benefits to current or former employees after termination of service

    The Empire Group Health Plan and SPD states that benefits are provided to retirees between ages 55 and 65, who completed 10 consecutive years of service immediately prior to retirement.

  (v)
  Right to amend, terminate and modify retiree benefits

    Empire does not have the right to terminate and modify retiree benefits but the liability will not have a Material Adverse Effect.

  (vi)
  Material liability under defined benefit plans

    No disclosure necessary.

  (vii)
  Material withdrawal liability with respect to multiemployer pension plan

    If Empire were to withdraw from participation in the Retirement Fund, an additional contribution may be required. Whether any such contribution would be required, and the amount of such contribution, cannot be determined until after the withdrawal date. However, June estimates indicate that Empire would have an estimated Future Employer Contribution Offset of approximately $300,000 if Empire were to withdraw as of October 1, 2002. Any withdrawal liability or underfunding will not have a Material Adverse Effect on Empire. Any withdrawal fee will not exceed $10,000.

  (viii)
  Contributions paid and accrued according to GAAP

    No disclosure necessary.

  (ix)
  Breach of fiduciary duty, prohibited transaction, disqualified benefit under welfare benefit fund

    No disclosure necessary.

  (x)
  Pending claims

    No disclosure necessary.

  (xi)
  Deductibility of contributions under 162(a)(1) and 404; excessive employee remuneration under 162(m); parachute payments under 280G; limited stock appreciation rights.

  (xii)
  Payments on a change in control under the Employment Agreements with William Ruegamer, Kenneth Cochran and Cathy Hanser may not be deductible or otherwise may implicate the referenced Code Sections or be considered a "parachute payment" under Code Section 280G.

  (xiii)
  Accumulated funding deficiency, unfunded current liability

    No disclosure necessary.

  (xiv)
  Reportable events

    No disclosure necessary.

  (xv)
  Filing of returns, forms, documents and reports

    No disclosure necessary.

  Section 3.12

  Employment Agreement, Kenneth P. Cochran dated October 29, 1999, extended January 23, 2001.

  Employment Agreement, William H. Ruegamer dated January 6, 1999, extended July 24, 2001.

  Employment Agreement, Cathy Hanser dated October 29, 1999, extended January 23, 2001.

  1997 Empire Stock Option Plan.

  Management Recognition and Development Plan.

        Certain of the foregoing agreements and plans contain provisions requiring vesting of certain rights or benefits or payment of certain compensation upon a change of control. Reference is made to those documents for further information.

  Section 3.12(a)

  Copies of all employment, consulting and deferred compensation agreements:

  EFSB—Fiserve Solutions, Inc., November 1, 1998;

  EFSB—Fiserve Solutions, Inc. d/b/a Image Soft Technologies, 1/10/02;

  Empire Bank—SAE Armored Services Agreement, February 1, 2002 w/ Rider;

  Empire Bank—SAE Courier Contract, February 1, 2002 w/ Rider;

  EFSB—Mortgage Ware TC, December 27, 1999;

  Empire Bank—Bankers Resource Center, Inc., March 1, 2000;

  EFSB—Community Bankers of Montana, Inc., April 14, 2000;

  EFSB—State Board of Investments Servicing Agreement, February 3, 2000;

  EFSB—USDA Rural Housing and Community Development Service, 11/22/95;

  EFSB—Country Wide Home Loans, Inc., January 1, 2000;

  EFSB—Fleet Mortgage Corp., April 15, 1999;

  Empire Bank MT Dept. of Commerce Mortgage Program 2002 Series;

  Concentrix, December 1999;

  Interfirst Mortgage, April 2002;

  Unwritten retainer arrangement with attorney Swindlehurst which is terminable at will;

  Unwritten contract for loan underwriting services with Patty Schmidt which is terminable at will.

  Benefit increases, vesting, acceleration and similar matters set forth in Section 3.12(a)(v) may occur as required by Code Section 411(d)(3), upon termination of or withdrawal from any of the Plans, or may occur as provided by the terms of the Employment Agreements, the 1997 Empire Stock Option Plan, or the Management Recognition and Development Plan.

  1.
  Empire Bank Employee Stock Ownership Plan

  2.
  Financial Institutions Retirement Fund (multi-employer defined benefit plan)

  3.
  Financial Institutions Thrift Plan

  4.
  State Bankers Association Group Benefits Plan

  5.
  Empire Bank Long Term Disability Plan

  6.
  Voluntary welfare plans for Dime employees only:

  a.
  Life and Disability Income (Safeco).

  b.
  Group LTD (United States Life Insurance Company).

  c.
  Dental (Medical Life Insurance Company).

  d.
  Mountain Vision Plan.

  e.
  Group Medical (BlueCross BlueShield of Montana).

  Section 3.16

  Schedule attached.

  Section 3.17

  Livingston Office
  123 S. Main Street
  Livingston, MT 59047

  Bozeman Office
  5 W. Mendenhall
  Bozeman, MT

  Big Timber Office
  101 McLeod Street
  Big Timber, MT

  Billings Office
  455 S. 24th Street West
  Billings, MT

  Missoula Office
  1510 S. Reserve
  Missoula, MT

  Dime Insurance
  Big Timber
  109 McLeod Street
  Big Timber, MT

  Parking Lot behind Empire in Livingston; we rent spaces to individuals in the community.

  Old Jail in Livingston
  110 S. B Street

  Leased to:
          Dr. Venable
          State Farm Insurance

  Vehicles:

          2000 Ford Explorer
          2000 Buick
          1995 Cirrus

  The real properties are subject to encumbrances of record including those identified on the following policies of title insurance:

  Missoula—Fidelity National Title Insurance; $650,000; Policy No. 1312-201278; August 9, 2001;

  Billings—First American Title Company; $700,000; Policy No. J1055920; July 26, 1999;

  Livingston—First American Title Company; $750,000; Policy No. J697769; July 11, 1997;

  Bozeman—The Title Insurance Company; $100,000; Policy No. M19-4632; November 3, 1969;

  Big Timber—Pioneer National Title Insurance; $55,000; Policy No. OM-002523; June 26, 1981;

  Livingston—First Montana Title Insurance Company; $56,000; Policy No. A 5053-32742; January 24, 1997.

  The real properties are subject to limitations or use or development under Law.

  Section 3.18

  Schedule attached in addition to policies maintained in connection with the Plans.

  Section 3.20(b)

  Loans sold by Empire or Subsidiaries under the following agreements are subject to recourse or repurchase on the terms specified in the following contracts:

  Countrywide Agreement Dated 1-4-2000;

  Washington Mutual (Formerly Fleet Mortgage) Agreement Dated 4-15-99;

  State of Montana Board of Investments Agreement Dated 2-3-00;

  Interfirst Wholesale Mortgage Lending Agreement Dated 4-23-02.

  Section 3.20(c)

  None.

  Section 3.24

        Certain artwork located at the Livingston main banking office are owned by Director Bev Harris or related persons. Displayed under an oral agreement between Empire Bank and Director Harris.

EXHIBIT C(1)
CERTIFICATE OF MERGER
OF
EMPIRE FEDERAL BANCORP, INC.
INTO
STERLING FINANCIAL CORPORATION
(Under Section 252 of the General
Corporation Law of the State of Delaware)

        Sterling Financial Corporation hereby certifies that:

          (1)  The name and state of incorporation of each of the constituent corporations are:

      (a)
      Empire Federal Bancorp, Inc., a Delaware corporation ("Empire"), and

      (b)
      Sterling Financial Corporation, a Washington corporation ("Sterling").

          (2)  An agreement of merger has been approved, adopted, certified, executed and acknowledged by Empire and by Sterling, in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware.

          (3)  The name of the surviving corporation is Sterling Financial Corporation.

          (4)  The Articles of Incorporation of Sterling shall be the Articles of Incorporation of the surviving corporation.

          (5)  The surviving corporation is a corporation of the State of Washington,

          (6)  The executed agreement of merger is on file at the office of Sterling at 111 N. Wall, Spokane, Washington 99201.

          (7)  A copy of the agreement of merger will be furnished by Sterling, on request and without cost, to any stockholder of Empire or Sterling.

          (8)  Sterling agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Empire, as well as for enforcement of any obligation of Sterling arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to § 262 of the Delaware General Corporation Law, and shall irrevocably appoint the Secretary of State as its agent to accept service of process in any such suit or other proceedings, a copy of which shall be mailed to 111 N. Wall Spokane, Washington 99201.

          (9)  This Certificate of Merger shall not become effective until            , Pacific time, on September, 2002.

        IN WITNESS WHEREOF, Sterling has caused this Certificate of Merger to be signed by              , its Chief Executive Officer, and attested by              , its Secretary, on the     day of September, 2002.

STERLING FINANCIAL CORPORATION
By:
Title:

ATTEST:
By:	Secretary

EXHIBIT C(2)
ARTICLES OF MERGER
of
STERLING FINANCIAL CORPORATION
(A Washington corporation)

        The undersigned corporation, in accordance with Chapter 23B.11 of the Revised Code of Washington, hereby submits the following Articles of Merger for filing for the purpose of merging Empire Federal Bancorp, Inc., a Delaware corporation, into Sterling Financial Corporation, a Washington corporation.

I.

        The plan of merger is attached hereto as exhibit "A" and incorporated by reference.

II.

        Approval of the plan of merger by the shareholders of Sterling Financial Corporation was not required. Approval of the plan of merger by the shareholders of Empire Federal Bancorp, Inc. was obtained in accordance with applicable Washington and Delaware law.

DATED: September , 2002.

STERLING FINANCIAL CORPORATION

By:
Title:

EXHIBIT D
[FORM OF AGREEMENT OF EMPIRE AFFILIATES]

            , 2002

EMPIRE FEDERAL BANCORP, INC.
123 South Main Street
Livingston, Montana 59047
Attn: William H. Ruegamer
President & Chief Executive Officer

STERLING FINANCIAL CORPORATION
N. 111 Wall Street
Spokane, WA 99201
Attn: Daniel G. Byrne
Senior Vice President-Finance

Ladies and Gentlemen:

        I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Empire Federal Bancorp, Inc., a Delaware corporation ("Empire"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of September    , 2002 (the "Merger Agreement"), by and between Empire and Sterling Financial Corporation, a Washington corporation ("Sterling"), Empire plans to merge with and into Sterling (the "Merger").

        I further understand that as a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Sterling ("Sterling Stock") in exchange for shares of common stock, par value $.01 per share, of Empire ("Empire Stock").

        I have carefully read this letter and reviewed the Merger Agreement and discussed the requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Sterling Stock and Empire Stock, to the extent I felt necessary, with my counsel or counsel for Empire.

        I represent, warrant and covenant with and to Sterling that in the event I receive any Sterling Stock as a result of the Merger:

        1.    I shall not make any sale, transfer, or other disposition of such Sterling Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Sterling, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

        2.    I understand that Sterling is under no obligation to register the sale, transfer or other disposition of shares of Sterling Stock held by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        3.    I understand that stop transfer instructions will be given to Sterling's transfer agent with respect to shares of Sterling Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

    The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms

    of a letter agreement, dated September    , 2002, between the registered holder hereof and Sterling Financial Corporation, a copy of which agreement is on file at the principal offices of Sterling Financial Corporation.

        4.    I understand that, unless a transfer by me of the Sterling Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Sterling reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

    The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

        It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Sterling (i) an opinion of counsel in form and substance reasonably satisfactory to Sterling, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Sterling that the Sterling Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

        I further represent, warrant and covenant with and to Sterling that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Empire Stock or Sterling Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as Sterling notifies me that results covering at least 30 days of combined operations of Empire and Sterling after the Merger have been published by Sterling. I understand that Sterling is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

        I further understand and agree that this letter agreement shall apply to all shares of Empire Stock and Sterling Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

Very truly yours,
By	Name:

Accepted this day of September, 2002

EMPIRE FEDERAL BANCORP, INC.

By:
Title:
STERLING FINANCIAL CORPORATION
By:
Title:

EXHIBIT E
STOCKHOLDERS AGREEMENT

        This Stockholders Agreement (the "Stockholders Agreement"), dated as of September    , 2002, is made by each of the Persons listed on the signature pages attached hereto (individually, a "Stockholder", and collectively the "Stockholders"), and Sterling Financial Corporation ("Sterling").

RECITALS

        A.    Sterling and Empire Federal Bancorp, Inc., a Delaware corporation ("Empire") have entered into an Agreement and Plan of Merger as of September    , 2002 (the "Merger Agreement"). The Merger Agreement is hereby incorporated by reference herein. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

        B.    Each Stockholder owns shares of Empire Common Stock and/or Options.

        C.    In connection with the Merger Agreement, in furtherance of its purposes and as an inducement to Sterling to enter into the Merger Agreement, the Stockholders desire to enter into and perform the obligations under this Stockholders Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    REPRESENTATIONS AND WARRANTIES.

        Each Stockholder hereby represents and warrants that from the date hereof until the termination of this Stockholders Agreement pursuant to Section 7 hereof;

          (a)  Such Stockholder will

                (i)  vote and direct the record holder, if any, to vote in favor of the Merger all shares of Empire Common Stock beneficially owned by such Stockholder at any meeting of Empire called to consider and vote on the Merger; and

              (ii)  will vote and direct the record holder, if any, to vote against and not consent to any Acquisition Transaction or any action to nullify or prevent the Merger at any meeting of Stockholders of Empire called to consider and vote on any Acquisition Transaction or any such action.

          (b)  Such Stockholder will not transfer or encumber shares (or the voting power thereof) of Empire Common Stock without the prior written consent of Sterling and except in accordance with the terms and conditions of this Stockholders Agreement. Sterling may require, as a condition of any such transfer, that the transferee agree in writing to be bound by the provisions of this Stockholders Agreement.

        2.    DEFINITIONS.

        For purposes of this Stockholders Agreement, the following terms shall have the following meanings:

          (a)  AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          (b)  BENEFICIAL OWNER. A Person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any voting securities (1) in accordance with the term "beneficial ownership" as defined in Rule 13-d-3 under the Exchange Act, as in effect on the date hereof, and (2) shall also include voting securities which such Person or any Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

          (c)  PERSON. A "person" shall mean any individual, firm, corporation, partnership or other entity.

        3.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

        All representations, warranties and covenants contained herein shall survive the execution of this Stockholders Agreement and the consummation of the transactions contemplated hereby.

        4.    SUCCESSORS AND ASSIGNS.

        This Stockholders Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and Affiliates, but shall not be assignable by any Stockholder without the prior written consent of Sterling.

        5.    AMENDMENT

        This Stockholders Agreement may not be amended except by an instrument in writing duly signed on behalf of each of the parties hereto.

        6.    GOVERNING LAW.

        This Stockholders Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without giving effect to the principles of conflict of laws thereof. No provision of this Stockholders Agreement shall be construed to require Sterling, Empire or any of their respective Subsidiaries or affiliates or any Stockholder to take any action that would violate any applicable Laws.

        7.    TERMINATION.

        This Stockholders Agreement shall be terminated and of no further force and effect if the Merger is terminated in accordance with its terms, provided however that no Stockholder shall be relieved or released from any liability or damages arising out of a willful breach of this Stockholders Agreement.

        8.    ENTIRE AGREEMENT.

        This Stockholders Agreement constitutes the entire agreement and supersedes all other and prior agreements and understandings, both written and oral, among the parties hereto other than the Stockholders Agreement and the agreements referred to therein.

        9.    EXPENSES.

        Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Stockholders Agreement and the consummation of the transactions contemplated hereby.

        10.    ENFORCEMENT OF AGREEMENT

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Stockholders Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Stockholders Agreement and to enforce specifically the terms and provisions thereof as provided in Section 8 hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.    SEVERABILITY

        Any term or provision of this Stockholders Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Stockholders Agreement or affecting the validity or enforceability of any of the terms or provisions of this Stockholders Agreement in any other jurisdiction. If any provision of this Stockholders Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        12.    COUNTERPARTS.

        This Stockholders Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be executed as of the date first written above.

STERLING FINANCIAL CORPORATION
By:
Title:
EMPIRE STOCKHOLDERS:
WILLIAM H. RUEGAMER, Individually and as Joint Tenant
BEVERLY D. HARRIS, Individually and as Joint Tenant
KENNETH P. COCHRAN, Individually and as Joint Tenant
EDWIN H. DOIG, Individually and as Joint Tenant

WALTER R. SALES, Individually and as Joint Tenant
BURTON "TONY" WASTCOAT, Individually and as Joint Tenant
LEWIS P. ZIMMER, Individually and as Joint Tenant

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AGREEMENT AND PLAN OF MERGER BY AND BETWEEN STERLING FINANCIAL CORPORATION AND EMPIRE FEDERAL BANCORP, INC.
AGREEMENT AND PLAN OF MERGER BY AND BETWEEN STERLING FINANCIAL CORPORATION AND EMPIRE FEDERAL BANCORP, INC. TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EMPIRE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STERLING
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
EXHIBIT A INSTITUTION MERGER AGREEMENT BETWEEN STERLING SAVINGS BANK AND EMPIRE BANK
EXHIBIT B EMPIRE FEDERAL BANCORP, INC. DISCLOSURE SCHEDULE
EXHIBIT C(1) CERTIFICATE OF MERGER OF EMPIRE FEDERAL BANCORP, INC. INTO STERLING FINANCIAL CORPORATION (Under Section 252 of the General Corporation Law of the State of Delaware)
EXHIBIT C(2) ARTICLES OF MERGER of STERLING FINANCIAL CORPORATION (A Washington corporation)
I.
II.
EXHIBIT D [FORM OF AGREEMENT OF EMPIRE AFFILIATES]
EXHIBIT E STOCKHOLDERS AGREEMENT
RECITALS